Exhibit 10.38
Description of Compensation for Zix Corporation Board of Directors Members
Cash Compensation
–	Cash payment of $2,000 per meeting per director for attendance in person at Board meetings.

–	Cash payment of $1,000 per meeting per director for attendance at telephonic Board meetings.

–	Annual cash payment of $5,000 per director for serving as Chair of a Board committee (assuming attendance of at least two-thirds of the meetings).

–	Annual cash payment of $3,000 per director for serving as a member (i.e., not the Chair) of a Board committee (assuming attendance of at least two-thirds of the meetings).
Stock Option Compensation
–	Initial Stock Option Grants — When a non-employee director is first elected or appointed to our Board of Directors, the director is granted nonqualified options to purchase 25,000 shares of our common stock. These options vest quarterly and pro-rata over one year from the grant date, and the exercise price is 100% of the common stock price on the grant date.

–	Annual Stock Option Grants — Also, on an annual basis, each non-employee director that has served on our Board of Directors for at least six months as of the first business day in January will be granted nonqualified options to purchase a number of shares of our common stock equal to the greater of (i) one-half of one percent of the number of our outstanding shares (measured as of the prior December 31) or (ii) 200,000 shares, divided by the greater of (i) five or (ii) the number of non-employee directors that have served on our Board for at least 6 months as of the grant date; provided that, the number of shares of Common Stock covered by any such January option grant shall not exceed 40,000 shares. The options will vest quarterly and pro-rata over three years from the grant date and the option exercise price will be 100% of our common stock price on such day.

–	Committee Service Option Grants — Also, on an annual basis, when an non-employee director is first appointed or elected to serve on the Board’s Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee, or their respective successors-in-interest, or on the day the non-employee director is first appointed (or, if later, the date the committee first becomes active) to serve on another eligible committee of the Board, then such director shall be granted for annual service on each such committee, nonqualified options to purchase 5,000 shares of Common Stock, if serving as the chair of the committee, or 3,000 shares of Common Stock, if serving as a member but not the chair of the committee. The options will vest quarterly and pro-rata over three years from the grant date and the option exercise price will be 100% of our common stock price on such day.